Exhibit 2.3
AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT
This AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT (this “Amendment”) dated as of June 20, 2016, is by and among InvenTrust Properties Corp., a Maryland corporation (“Seller”), University House Communities Group, Inc., a Delaware corporation (the “Company”), and UHC Acquisition Sub LLC, a Delaware limited liability company (“Buyer”).
WHEREAS, Seller, the Company and Buyer entered into the Stock Purchase Agreement, dated as of January 3, 2016, as amended by Amendment No. 1 to Stock Purchase Agreement (as amended, the “Stock Purchase Agreement”);
WHEREAS, Seller, the Company and Buyer now intend to amend certain provisions of the Stock Purchase Agreement as set forth herein; and
WHEREAS, Seller, the Company and Buyer have each approved the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, the Company and Buyer agree as follows:
SECTION 1.    Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Stock Purchase Agreement.
SECTION 2.    Fields Accounting Services. For a period of 90 days following the Closing Date, Buyer shall provide, via certain contracted accounting personnel, reasonable accounting services to the Seller with respect to The Fields, a student housing community owned by a subsidiary of the Seller, which shall include, without limitation, providing financial reports and other reports and information from and access to the Yardi system with respect to The Fields as may be requested by representatives of Seller. In exchange for the accounting services provided pursuant to this Section 2, Seller shall pay Buyer on a per-hour basis for such services as are actually provided, with such hourly rate to be determined in accordance with the standard hourly rate of the employees or contract vendor providing services or customary market rates if such standard rates do not exist. Buyer shall maintain time records and submit them to Seller for payment, which amount may be an adjustment to the Final Purchase Price. Seller may terminate such services upon written notice to Buyer.
SECTION 3.    Austin Completion Guarantee. Section 6.1(d) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following in lieu thereof:
“The Parties hereby acknowledge and agree that the current completion guarantor under the ground lease for the Austin Property is Inland American Real Estate Trust, Inc. pursuant to the Completion Guaranty dated as of September 18, 2014 (the “Austin Completion Guaranty”). If, at Closing, the ground lessor under the ground lease for the UH - Austin property has not agreed to a replacement of the existing guarantor under the Austin Completion Guaranty, the Company shall indemnify Seller for any Losses from or out of the Austin Completion Guaranty arising on and after the Closing Date, excepting therefrom any Losses for which Seller is liable under Section 6.1(c) and Article VIII of this Agreement.”
SECTION 4.    Annex F - Sample Closing Statement. The Sample Closing Statement included as Annex F of the Stock Purchase Agreement is modified such that, notwithstanding the notations on Annex F showing that the following items will be included in the measurement of Base Working Capital and Closing Working Capital, such Working Capital measurements will exclude:
(a)aged receivables beyond 30 days; and
(b)The following line items in the “UHC Working Capital” sheet, which will be pro-rated separately and not considered part of Base Working Capital and Closing Working Capital: 25110 - Security Deposits; 25225 - unearned income; and 25230 - Unearned Income Adj (line items 25225 and 25230 representing prepaid rents) .
SECTION 5.    University Partners Trademark. The Buyer hereby consents to the assignment of the “University Partners” trademark to University Partners, LLC, a Texas limited liability company controlled in part by Travis Roberts, as more particularly set forth in that certain Quitclaim Trademark Assignment Agreement, to be entered into immediately prior to the Closing, by and between University House Communities Group, LLC and University Partners, LLC.
SECTION 6.    Austin Project Team. Buyer shall be deemed to have retained the full “Austin Project Team” as provided in Section 6.1(c) of the Stock Purchase Agreement at all relevant times so long as Buyer or its Affiliate enters into and faithfully performs all of its obligations under that certain Services Agreement, dated June 16, 2016 by and between UHC Acquisition Sub LLC and P3 2100 San Antonio, L.L.C., which agreement is attached hereto as Exhibit A.
SECTION 7.    Baton Rouge. In connection with and conditioned upon the Closing, Seller agrees to cause certain parcels owned by University House Baton Rouge, LLC to be conveyed to UHC-BR Land LLC, as more particularly described in that certain Act of Sale proposed to be entered into by and between University House Baton Rouge, LLC and UHC-BR Land LLC.
SECTION 8.    Section 2.8(a) Costs. The Parties agree that the attached Exhibit B contains approved costs pursuant to Section 2.8(a) of the Stock Purchase Agreement, which costs shall be included on the Closing Statement, and reflects the mutual agreement of the parties as to the inclusion, exclusion and adjustment of such costs, subject to the Buyer’s provision of any required documentation. The Parties further agree that, except with respect to the Closing Statement credit for costs related to employee severance (including retention bonuses, change-in-control bonuses, etc.) which will be confirmed by the Parties on the Closing Statement, such costs are final and no additional costs under Section 2.8(a) will be added, approved or adjusted after the Closing.

SECTION 9.    Effect on Stock Purchase Agreement. Other than as specifically set forth herein, all other terms and provisions of the Stock Purchase Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.
SECTION 10.    Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
SECTION 11.    Captions. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.
SECTION 12.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be signed and transmitted by facsimile machine or electronic mail (via .pdf or similar transmittal), and any signatures so transmitted shall be treated as an original document.
SECTION 13.    Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns as provided in the Stock Purchase Agreement.
SECTION 14.    Applicable Law; Jurisdiction. This Amendment and the transactions contemplated herein, and all disputes between the Parties arising out of or related to this Amendment, the transactions contemplated herein or the facts and circumstances leading to its or their execution or performance, whether in contract, tort or otherwise, shall be governed by the laws of the State of Delaware, without reference to conflict of law principles that could mandate the application of the laws of another jurisdiction. The remaining provisions of Section 11.11 of the Stock Purchase Agreement are hereby incorporated herein with respect to this Amendment.
SECTION 15.    Entire Agreement. This Amendment and the Stock Purchase Agreement, including the exhibits and annexes thereto, the Disclosure Schedule, the documents and instruments relating to the transaction referred to in this Amendment and the Stock Purchase Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Amendment and the Stock Purchase Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

SELLER:
InvenTrust Properties Corp., a Maryland corporation

By:	/s/ Thomas P. McGuinness
	Name:	Thomas P. McGuinness
	Title:	President and Chief Executive Officer

COMPANY:
University House Communities Group, Inc., a Delaware corporation

By:	/s/ Scott W. Wilton
	Name:	Scott W. Wilton
	Title:	Secretary

BUYER:
UHC Acquisition Sub LLC

By:	/s/ Robert Bronstein
	Name:	Robert Bronstein
	Title:	President

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